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                                                              EXHIBIT 23A

                    CONSENT OF INDEPENDENT AUDITORS




The Board of Directors
The St. Paul Companies, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 (SEC File No. 33-15392, No. 33-23446, No. 33-23948, No. 33-24220, No. 33-24575, No. 33-26923, No. 33-49273, No. 33-
56987, No. 333-01065, No. 333-22329, No. 333-25203, No. 333-28915,
No. 333-48121, No. 333-50935, No. 333-50937, No. 333-50941, No. 333-
50943 and No. 333-67983), and Form S-3 (SEC File No. 333-06465 and
No. 333-67139) of The St. Paul Companies, Inc., of our reports dated February 16, 2000, relating to the consolidated balance sheets of The St. Paul Companies, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, and related schedules I through V, which reports appear or are incorporated by reference in the December 31, 1999 annual report on Form 10-K of The St. Paul Companies, Inc. The consolidated financial statements and financial statement schedules for the year ended December 31, 1997 have been restated to reflect the pooling of interests with USF&G Corporation. Our reports state the consolidated financial statements and financial statement schedules of USF&G Corporation, which statements reflect total revenues constituting 34 percent for the year ended December 31, 1997 of the related consolidated total, were audited by other auditors whose reports have been furnished to us, and our opinions, insofar as they relate to the amounts included for USF&G Corporation, for the year ended December 31, 1997 are based solely on the reports of such other auditors.



Minneapolis, Minnesota                            /s/ KPMG LLP
March 29, 2000                                    ------------
                                                      KPMG LLP